EXHIBIT 10.4

AGREEMENT

This Agreement (“Agreement”) is made by and between Diane Chang (“Employee”) and Abercrombie & Fitch Trading Co., a corporation with its principal place of business in New Albany, Ohio, which, together with its subsidiaries and affiliates, are collectively referred to herein as the “Company.”

WHEREAS, Employee has indicated her desire to retire from her position with the Company; and

WHEREAS, the parties wish to define the terms and conditions of Employee’s retirement from employment with the Company;

NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:

1.
Retirement Transition. Subject to Section 2 below, the Company and Employee agree that Employee shall continue to be employed in the capacity and time periods set forth below to aid in the transition of her responsibilities leading up to her retirement.

a.	Full Time Employment. Up to and including January 28, 2017, Employee shall continue to be employed on a full time basis, performing her normal and customary job responsibilities.

b.
Part Time Employment. Beginning on January 29, 2017 and ending on June 23, 2017, Employee shall be employed by Company in a part-time capacity to assist with the transition of duties related to her retirement, including, but not limited to vendor management.

2.
Retirement Date. Employee’s retirement will be effective on the earlier of: (a) June 24, 2017; or (b) the date on which Employee commences new employment; or (c) the date of Employee’s death (the “Retirement Date”). On the Retirement Date, Employee’s employment with the Company and all further compensation, remuneration, bonuses, and eligibility of Employee under Company benefit plans shall terminate, and Employee shall not be entitled to receive any further payments or benefits of any kind from the Company, except as otherwise provided in this Agreement or by applicable law.

3.	Resignation from Board of Directors and Other Positions. As of January 28, 2017, Employee hereby resigns from any position Employee may hold as a director, trustee, officer, managing member and/or member, and from any and all other positions of any kind or type whatsoever, with the Company and all of its subsidiaries and affiliates. Employee agrees to sign any and all separate letters of resignation and all other documents as requested by the Company to effectuate Employee’s resignation from all other positions Employee holds within any subsidiary or affiliate of the Company. After the signing of this Agreement, should the Company determine that any additional documents are necessary for the resignation of the Employee or to effectuate any transfer of authority, Employee agrees to execute said documents and return the original signed documents promptly to John Gabrielli, Senior Vice President of Human Resources, at 6301 Fitch Path, New Albany, Ohio 43054.

4.
Effective Date: For purposes of this Agreement, the Effective Date of this Agreement shall be the eighth (8th) day after Employee signs this Agreement (“Effective Date”), unless Employee has revoked the Agreement prior to that time in the manner discussed in the Age Discrimination Claims and Older Worker's Benefit Protection Act Terms Section below.

5.	Consideration: Subject to the further provisions of this Agreement, the Company shall have the following obligations with respect to the Employee:

a.
Full-Time Employment Period. Up to and including the earlier of (i) January 28, 2017, or (ii) the Retirement Date, Employee shall be paid her regular base salary, less applicable taxes and withholdings.

b.
Part-Time Employment Period. Unless the Retirement Date has occurred prior thereto, beginning on January 29, 2017 and up to and including the earlier of (i) June 23, 2017, or (ii) the Retirement Date, Employee shall receive a reduced bi-weekly salary of $19,134.61 per pay period, less applicable taxes and withholdings. Payment of the reduced salary shall be made in bi-weekly installments consistent with the Company’s payroll practices.

c.
Special Bonus. Provided that the Employee executes a supplemental release of claims in a form acceptable to the Company (a “Supplemental Release”) on or after the Retirement Date, returns such Supplemental Release to the Company by no later than the applicable deadline set forth in such Supplemental Release (the “Supplemental Release Deadline”) and does not revoke such Supplemental Release prior to the expiration of the applicable revocation period (the date on which such Supplemental Release becomes effective, the “Supplemental Release Effective Date”), then to the extent Employee remains in full compliance with the terms of this Agreement, including but not limited to the provisions of Section 7,

Employee will be paid a Special Bonus in the total amount of $450,000.00, less applicable taxes and withholdings. This Special Bonus will be paid in two installments upon the Company’s determination, in its sole discretion, that Employee has fully complied with her obligations under this Agreement.

i.
First Payment. Subject to the conditions set forth herein, the Company will pay Employee the amount of $225,000.00, less applicable taxes and withholdings. This payment shall be made no sooner than December 24, 2017 and no later than December 31, 2017.

ii.
Second Payment. Subject to the conditions set forth herein, the Company will pay Employee the amount of $225,000.00, less applicable taxes and withholdings. This payment shall be made during December 2018.

iii.
Forfeiture. If at any time after payment of either installment of the Special Bonus, the Company reasonably determines that Employee has violated the provisions of this Agreement, including but not limited to Section 7, Employee shall forfeit any unpaid portion of the Special Bonus and shall be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total gross amount of any portion of the Special Bonus previously paid to Employee.

d.
Medical and Dental Coverage. Until the Retirement Date, Employee shall continue to be eligible for Employee’s current level of benefits under the medical and dental insurance plans. Employee’s coverage under the Company medical and dental insurance plans shall terminate upon the Retirement Date. Employee will be responsible for electing COBRA or other health care and/or dental care coverage after the Retirement Date.

e.
Vacation. Employee shall be required to use all of Employee’s vacation entitlement for Fiscal Year 2017 on or before June 23, 2017. Employee also acknowledges Employee will not be entitled to payment for any vacation upon Employee’s Retirement Date.

f.	Incentive Compensation Bonus. Employee is not entitled to payment of the Incentive Compensation Bonus for the current period or any other period.

g.
Employment Related Expenses. Subject to the Company's Travel and Expense Policy, any unreimbursed employment related expenses incurred by Employee prior to January 28, 2017 shall be submitted by Employee for payment on or before February 24, 2017. Prior to incurring any

Employment Related Expenses on or after January 28, 2017, Employee must obtain the authorization of John Gabrielli, Senior Vice President, Human Resources. Employee will not be reimbursed for expenses incurred on or after January 28, 2017 that were not authorized in advance by John Gabrielli.

h.
Equity Compensation. Except as otherwise provided in the Remedies provision of this Agreement, Employee’s outstanding stock options, restricted stock units, stock-settled stock appreciation rights and performance share awards shall continue to be governed by the terms and conditions of the stock plans pursuant to which they were granted and any agreements evidencing Employee’s grants of stock option, restricted stock units and stock-settled stock appreciation rights. Any unvested stock options, restricted stock units and stock-settled stock appreciation rights that do not vest prior to the Retirement Date shall be forfeited by Employee.

i.
Qualified Savings and Retirement Plan. Employee shall be entitled to determine the desired treatment of the balance contained in Employee’s tax-qualified Savings and Retirement Plan (“Plan”) account according to the terms and conditions set forth in the Plan. Employee shall not contribute to the Plan for any period after the Retirement Date.

j.
Non-Qualified Savings Plan. Employee shall be entitled to payment of the balance in Employee’s Non-Qualified Savings Plan according to the instructions previously provided for such payment. Employee shall not contribute or receive contributions to the Non-Qualified Savings Plan for any period after the Retirement Date. Notwithstanding the foregoing, no payment of any post 2004 contributions shall be made prior to the six month anniversary of the Retirement Date.

k.
Life Insurance. Employee shall have the right to convert Employee’s existing life insurance coverage to an individual policy according to the terms set forth by the insurer. Employee shall pay the full cost of any such policy. Employee must apply for such conversion within 31 days of the Retirement Date.

l.
Indemnification/D&O Insurance. If applicable, Employee shall continue to be entitled to indemnification (and advancement of expenses) as an officer of the Company through the Retirement Date, and to continued coverage under any applicable directors’ and officers’ liability insurance policies through the Retirement Date and until such time as suits can no longer be brought against Employee as a matter of law.

m.
Reference. Employee shall direct all inquiries related to employment to John Gabrielli, Senior Vice President of Human Resources. The Company shall not be responsible for any violations of this provision if Employee directs employment inquiries generally to the Company or to a specific individual other than John Gabrielli.

6.	Section 409A of the Code; Withholding.

a.
This Agreement is intended to avoid the imposition of taxes and/or penalties under Section 409A of the Code. The parties agree that this Agreement shall at all times be interpreted, construed and operated in a manner to avoid the imposition of taxes and/or penalties under with Section 409A of the Code. All references to a termination of employment and separation from service shall mean “separation from service” as defined in Section 409A of the Code, and the date of such “separation from service” shall be referred to as the “Termination Date”.

b.
All reimbursements provided under this Agreement shall comply with Section 409A of the Code and shall be subject to the following requirement: (i) the amount of expenses eligible for reimbursement, during the Employee’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year; and (ii) the reimbursement of an eligible expense must be made by December 31 following the taxable year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

c.
Notwithstanding anything in this Agreement to the contrary, for purposes of the period specified in this Agreement relating to the timing of the Employee’s execution of the Release as a condition of the Company’s obligation to provide any severance payments or benefits, if such period would begin in one taxable year and end in a second taxable year, any payment otherwise due to the Employee upon execution of the Release shall be made in the second taxable year and without regard to when the Release was executed or became irrevocable.

d.
If the Employee is a “specified employee” (as defined under Section 409A of the Code) on the Employee’s Termination Date, to the extent that any amount payable under this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code (and is not otherwise excepted from Section 409A of the Code coverage by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Employee based upon a separation from service, such amount shall not be paid until the first day following the six (6) month anniversary of the Employee’s Termination Date.

e.
To the maximum extent permitted under Section 409A of the Code, the payments and benefits under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treasury Regulation §1.409A-1(b)(9)(iii). Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

f.	All amounts due and payable under this Agreement shall be paid less all amounts required to be withheld by law, including all applicable federal, state and local withholding taxes and deductions.

7.    Employee Covenants

a.
Notification of Subsequent Employment. In the event Employee obtains new employment after the Effective Date of this Agreement and during the Non-Competition Period as set forth below, Employee shall notify the Company in writing within five (5) business days of acceptance of the new employment. Said notification must include the name of Employee’s new employer, the position accepted, and the date on which Employee’s employment with the new employer will commence. Notification shall be sent to John Gabrielli, Senior Vice President of Human Resources, at 6301 Fitch Path, New Albany, Ohio 43054.

b.
Non-Disclosure and Non-Use. Employee shall not, without the written authorization of the Chief Executive Officer (“CEO”) of the Company, or such other executive governing body as may exist in lieu of the CEO, (hereinafter referred to as the “Executive Approval”), use (except for the benefit of the Company) any Confidential and Trade Secret Information relating to the Company. Employee shall hold in strictest confidence and shall not, without Executive Approval, disclose to anyone, other than directors, officers, employees and counsel of the Company in furtherance of the business of the Company, any Confidential and Trade Secret Information relating to the Company. For purposes of this Agreement, Confidential and Trade Secret information includes: the general or specific nature of any concept in development, the business plan or development schedule of any concept, vendor, merchant or customer lists or other processes, know-how, designs, formulas, methods, software, improvements, technology, new products, marketing and selling plans, business plans, development schedules, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and information regarding the skills, compensation or duties of employees, independent contractors or consultants of the Company and any other information about the Company that is proprietary or confidential. Notwithstanding the foregoing, nothing herein shall prevent Employee from disclosing Confidential and Trade Secret Information to the extent required by law or by any court or regulatory authority having actual or apparent authority to require such disclosure or in connection with any litigation or arbitration involving this Agreement.

The restrictions set forth in this Section shall not apply to information that is or becomes generally available to the public or known within the Company’s trade or industry (other than as a result of its wrongful disclosure by Employee), or information received on a non-confidential basis from sources other than the Company who are not in violation of a confidentiality agreement with the Company. This confidentiality covenant has no temporal, geographical or territorial restriction.

Employee further represents and agrees that up to and after the Retirement Date Employee is obligated to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding trading shares and/or exercising options related to the Company's stock. Employee acknowledges that the Company has not provided opinions or legal advice regarding Employee’s obligations in this respect and that it is Employee's responsibility to seek independent legal advice with respect to any stock or option transaction.

c.
Non-Disparagement and Cooperation. Neither Employee nor any officer, director or other authorized spokesperson of the Company shall intentionally state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in the market and community at large. Employee shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of Employee. If at any time Employee should be required to cooperate with the Company pursuant to this Section, the Company agrees to promptly reimburse Employee for reasonable costs and expenses incurred as a result thereof. Employee agrees that Employee will not speak or communicate with any party or representative of any party, who is known to Employee to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless Employee receives the written consent of the Company to do so, or is otherwise compelled by law to do so, and then only after advance notice to the Company. Nothing herein shall prevent Employee from pursuing any claim in connection with enforcing or defending Employee’s rights or obligations under this Agreement.

d.
Non-Competition. During Employee’s employment with the Company through and including December 31, 2017 (the “Non-Competition Period”), Employee shall not, directly or indirectly, without Executive Approval own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any entity listed on Appendix A attached to this Agreement, or any of their current or future divisions, subsidiaries or affiliates (whether majority or minority owned), even if said division, subsidiary or affiliate becomes unrelated to the entity on Appendix A at some future date, or any other entity engaged in a business that is competitive with the Company (“Competing Entity”); provided, however, that the "beneficial ownership" by Employee, either individually or by a "group" in which Employee is a member (as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of less than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this Section.

e.
Non-Solicitation. During Employee’s employment with the Company through and including December 31, 2018 (“Non-Solicitation Period”), Employee shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was a customer or supplier of the Company or otherwise had a business relationship with the Company. During the Non-Solicitation Period, Employee shall not hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six (6) month period prior thereto, as an employee, contractor or consultant of the Company. The provisions contained in this Section shall supersede any previous non-solicitation agreements between the Parties.

f.
Remedies. The Employee agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages. The terms of this Section 7(f) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee. The Employee and the Company further agree that the confidentiality provisions and the covenants not to compete and solicit contained in this Section 7 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. The parties agree that the prevailing party shall be entitled to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which either may be entitled at law or in equity in connection with the enforcement of the covenants set forth in this Section 7. Should a court with jurisdiction determine, however, that all or any portion of the covenants set forth in this Section 7 is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants or portion thereof should be interpreted and enforced to the maximum extent that such court deems reasonable. In the event of any violation of the provisions of this Section 7, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 7 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination of employment restriction period shall be tolled during any period of such violation. In the event of a material violation by the Employee of this Section 7, any payments being paid to the Employee pursuant to Section 5 of this Agreement or otherwise shall immediately cease, and the aggregate gross amount of any payments previously paid to the Employee shall be immediately repaid to the Company.

g.
The provisions of this Section 7 shall survive any termination of this Agreement and any termination of the Employee’s employment, and the existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 7.

8.
Release. As of the Effective Date, Employee does hereby for Employee and for each of Employee’s past, present and future heirs, administrators, executors, representatives, agents, attorneys, assigns and all others claiming by or through Employee or them, forever release and discharge the Company, and its past, present and future shareholders, representatives, agents, servants, parents, subsidiaries, affiliates, divisions, officers, directors, employees, insurers, successors, predecessors, administrators, attorneys, assigns and all others claiming by or through them (hereinafter “the Released Parties”) from any and all charges, claims, demands, judgments, actions, causes of action, damages, debts, agreements, remedies, promises, suits, losses, obligations, expenses, costs, attorneys' fees, liabilities and claims for relief of every kind and nature that can be lawfully discharged, whether matured or unmatured, known or unknown, direct or indirect, foreseen or unforeseen, vested or contingent, in law, equity or otherwise, under any federal or state statute or common law, which Employee has ever had, now has, or may have in the future, against any of the Released Parties for or on account of any matter, cause or thing whatsoever that was or could have been asserted or that occurred prior to the date of Employee signing this Agreement.

This release shall include without limitation all claims arising out of or relating to Employee’s employment with the Company and/or the termination thereof; and any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Ohio Civil Rights Act, Ohio Revised Code Sections 4111.01, et seq., 4112.01, et seq. and 4113.01, et seq., any claim for unpaid wages, as well as and any other federal, state and local civil rights laws or laws relating to employment. This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.

Acknowledgment and Reporting. Employee acknowledges and agrees that, as of the Effective Date, Employee: (a) has been properly paid for all hours worked at the Company; (b) has not suffered any on-the job injury at the Company for which Employee has not already filed a claim; (c) has not suffered any unreported workplace injury at the Company through the Termination Date or re-aggravated any job injury Employee has already reported or for which Employee has already filed a worker’s compensation claim; (d) has been properly provided any leave of absence at the Company because of Employee’s or a family member’s health condition; and, (e) has not been subjected to any improper treatment, conduct or actions by the Company due to or related to Employee’s request for, or taking of, any leave of absence because of Employee’s own or a family member’s health condition.

Cooperation. Nothing in this Release shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by any government agency, such as the Equal Employment

Opportunity Commission or National Labor Relations Board. Notwithstanding the foregoing, with the exception of any relief the law precludes Employee from waiving by agreement, Employee agrees to waive Employee’s right to recover monetary damages or other individual relief in any charge, complaint, demand, or lawsuit against the Company by Employee, anyone on behalf of Employee, any governmental agency, or any other third party.

9.
Age Discrimination Claims and Older Worker's Benefit Protection Act Terms. Employee specifically acknowledges that the release of Employee’s claims under this Agreement includes, without limitation, waiver and release of all claims against the Company and Released Parties under the federal Age Discrimination in Employment Act (“ADEA”), and Employee further acknowledges and agrees that:

a.
Employee waives all claims under the ADEA knowingly and voluntarily in exchange for the commitments made herein by the Company, and that certain of the benefits provided thereby constitute consideration of value to which the Employee would not otherwise have been entitled;

b.	Employee was and is hereby advised to consult an attorney in connection with this Agreement;

c.	Employee has been given a period of 21 days within which to consider the terms of this Agreement;

d.
Employee may revoke his or her signature on this Agreement for a period of 7 days following the execution of this Agreement, rendering the Agreement null and void. If Employee chooses to revoke this Agreement within the 7 day period, Employee must do so in writing to Robert Bostrom, Abercrombie & Fitch, 6301 Fitch Path, New Albany, OH 43054;

e.	this Agreement is written in plain and understandable language which Employee fully understands;

f.	this Agreement complies in all respects with Section 7(f) of ADEA and the waiver provisions of the federal Older Worker Benefit Protection Act; and

g.	Employee does not waive any rights or claims that may arise after the date the waiver is executed.

10.
Non-Admission. It is understood that this Agreement is, among other things, an accommodation of the desires of each party, and the above-mentioned payments and covenants are not, and should not be construed as an admission or acknowledgment by either party of any liability whatsoever to the other party or any other person or entity.

11.
Return of Property. Employee agrees to immediately return to the Company all Company documents and property in Employee’s possession or control including, but not limited to, Company issued computer(s) and all software, Company issued mobile phones, Company credit cards, security keys and badges, price lists, supplier and customer lists, employee lists, including compensation, salary and benefit information, files, reports, all correspondence both internal and external (memos, letters, quotes, etc.), business plans, budgets, designs, and any and all other property of the Company; and the Company shall promptly return Employee’s personal property and files.

12.
Set-Off. The Employee agrees that, to the extent permitted by applicable law, the Company may deduct from and set-off against any amounts otherwise payable to the Employee under this Agreement such amounts as may be owed by the Employee to the Company. The Employee shall remain liable for any part of the Employee’s payment obligation not satisfied through such deduction and setoff

13.
Knowing and Voluntary Execution. Each of the parties hereto further states and represents that he, she or it has carefully read the foregoing Agreement and knows the contents thereof, and that he, she or it has executed the same as their own free act and deed. Employee further acknowledges that Employee has been and is hereby advised to consult with an attorney concerning this Agreement and that Employee had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Employee also acknowledges that Employee has had the opportunity to ask questions about each and every provision of this Agreement and that Employee fully understands the effect of the provisions contained herein upon Employee’s legal rights.

14.
Executed Counterparts. This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement shall be valid and have the same force and effect as the originally-executed Agreement.

15.
Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of Ohio. Any actions or proceedings instituted under this

Agreement with respect to any matters arising under or related to this Agreement shall be brought and tried only in the Court of Common Pleas, Franklin County, Ohio.

16.	Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Company.

17.
Assignability. With the exception of the Non-Competition and Non-Solicitation provisions, Employee's obligations and agreements under this Agreement shall be binding on the Employee's heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may, at any time, assign this Agreement or any of its rights or obligations arising hereunder to any party so long as said party expressly agrees to undertake and assume the obligations of the Company under this Agreement. In the event of Employee’s death, any payments of Base Salary or Reduced Salary shall cease as of the date of Employee’s death and shall not be paid to Employee’s estate. In the event that the Employee dies and was in compliance with this Agreement, including but not limited to the provisions of Section 7, on her date of death, any unpaid Special Bonus shall be paid to Employee’s estate. All other payments, benefits or entitlements shall be paid in accordance with the beneficiary elections Employee has made.

19.
Non-Waiver; Severability. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereof to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20.
Entire Agreement. This Agreement, including Appendix A, constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has hereto set her hand this 25th day of October, 2016.

/s/ Diane Chang
Diane Chang

IN WITNESS WHEREOF, the undersigned has hereto set its hand this 3rd day of November, 2016.

/s/ John Gabrielli
Abercrombie & Fitch Trading Co. By: John Gabrielli Senior Vice President of Human Resources

Appendix A

(all current and future (as described in Section 7(d) of the Agreement) subsidiaries, divisions and affiliates of the entities below)

American Eagle Outfitters, Inc.	Gap, Inc.
J. Crew Group, Inc.	Pacific Sunwear of California, Inc.
Urban Outfitters, Inc.	Aeropostale, Inc.
Polo Ralph Lauren Corporation	Jack Wills, Ltd.
SuperGroup, Plc.	Levi Strauss & Co.
L Brands (formerly known as Limited Brands, including, without limitation, Victoria’s Secret, Pink, Bath & Body Works, La Senza and Henri Bendel)	Express, Inc.